EXHIBIT 107 - FILING FEES

Calculation of Filing Fee Table

424B2

(Form Type)

AFLAC INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Debt	1.075% Senior Notes due 2029	Rule 457(r)(1)	$243,671,116.95	(2)	100%	$243,671,116.95	0.0000927	$22,588.31
Fees to Be Paid	Debt	1.320% Senior Notes due 2032	Rule 457(r)(1)	$153,935,945.14	(3)	100%	$153,935,945.14	0.0000927	$14,269.86
Fees to Be Paid	Debt	1.594% Senior Notes due 2037	Rule 457(r)(1)	$47,421,025.75	(4)	100%	$47,421,025.75	0.0000927	$4,395.93
Fees to Be Paid	Debt	2.144% Senior Notes due 2052	Rule 457(r)(1)	$87,546,509.08	(5)	100%	$87,546,509.08	0.0000927	$8,115.56
Total Offering Amounts							$532,574,596.92
Total Fees Previously Paid									-
Total Fee Offsets									-
Net Fee Due									$49,369.67

(1)	The filing fee is calculated in accordance with Rules 457(o) and 457(r) of the Securities Act of 1933, as amended (the “Act”). In accordance with Rules 456(b) and 457(r) of the Act, the registrant initially deferred payment of all of the registration fee for Registration Statement No. 333-259379 filed on September 7, 2021.

(2)	¥33,400,000,000 aggregate principal amount of the 1.075% Senior Notes due 2029 will be issued. The $243,671,116.95 Amount to be Registered is based on the August 26, 2022 Yen/U.S. $ rate of exchange of ¥137.07/U.S.$1.00.

(3)	¥21,100,000,000 aggregate principal amount of the 1.320% Senior Notes due 2032 will be issued. The $153,935,945.14 Amount to be Registered is based on the August 26, 2022 Yen/U.S. $ rate of exchange of ¥137.07/U.S.$1.00.

(4)	¥6,500,000,000 aggregate principal amount of the 1.594% Senior Notes due 2037 will be issued. The $47,421,025.75 Amount to be Registered is based on the August 26, 2022 Yen/U.S. $ rate of exchange of ¥137.07/U.S.$1.00.

(5)	¥12,000,000,000 aggregate principal amount of the 2.144% Senior Notes due 2052 will be issued. The $87,546,509.08 Amount to be Registered is based on the August 26, 2022 Yen/U.S. $ rate of exchange of ¥137.07/U.S.$1.00.